Exhibit 99.2

Press Release

Roche and Trimeris Provide Update on Development of Needle-Free Administration for FUZEON(R)

FDA Requests Additional Data to Support Use of FUZEON with Needle-Free Device

NUTLEY, N.J. & MORRISVILLE, N.C., Oct 11, 2006 -- Roche and Trimeris, Inc. today provided an update on the companies' development plans for administration of FUZEON(R) (enfuvirtide) with a needle-free injection device (Biojector(R) 2000, B2000). In recent discussions with FDA regarding the submission of an amended sNDA for inclusion of the B2000 device as an administration option for FUZEON, the agency acknowledged that, based on currently-available evidence, administration with B2000 achieves similar blood levels of FUZEON compared to standard needle-syringe administration. However, FDA indicated that a small number of certain adverse events related to administration of FUZEON with the B2000 device (hematomas and nerve pain) warrant review of additional information in order to better characterize the incidence of these events. Some of these events were associated with use of B2000 to deliver FUZEON either in close proximity to bone joints or into scar tissue. In the current product label, FUZEON is recommended for injection in the upper arm, upper leg and stomach. The FUZEON labeling also cautions against injecting into scar tissue.

Based on this information, FDA has requested additional safety information on the nature and occurrence of injection site reactions (ISRs), including data from the FUZEON BOSS (Biojector Open Label Safety Study; ENF 407) trial, as well as from other data sources. Initiated earlier in 2006, BOSS has completed enrollment of approximately 330 current or prior FUZEON patients at 43 trial sites in the U.S. and Puerto Rico in an eight-week study to assess the safety and patient acceptance of B2000 compared to standard needle-syringe administration for FUZEON. In advance of receiving additional B2000 safety data, FDA has requested changes to the current FUZEON labeling (both Package Insert and Patient Injection Instructions) to add precautions regarding hematoma and nerve pain associated with B2000 administration, as well as use of the B2000 device in patients with bleeding disorders.

Based on this recent FDA response, the submission of an amended sNDA by Roche and Trimeris will be delayed until at least the first half of 2007, when data from the BOSS trial and other information are available.

Regulatory Background

Roche and Trimeris filed a supplemental New Drug Application (sNDA) with the U.S. Food and Drug Administration (FDA) in May 2005 requesting that information regarding the use of B2000 be added to the FUZEON product label. This filing was based on data from T20-405, a pharmacokinetic study which found that B2000 achieved similar blood levels of FUZEON compared to standard needle-syringe administration. In response to this application, Roche and Trimeris received an approvable letter in November 2005 requesting that additional safety information from the FUZEON WAND (With A Needle-Free Device; ENF-404) study be included in an amended sNDA filing.

More About WAND

Final results from WAND were presented in a late-breaker poster session at the 46th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in San Francisco. The study met its primary endpoint of demonstrating a significant reduction in the incidence of painful ISRs with B2000 administration compared to the standard needle-syringe (36 percent for the device vs. 71 percent for needle-syringe, pless than0.01). In this study, "painful ISRs" was a composite endpoint specifically defined as the occurrence of Grade 1-3 pain with associated Grade 3-4 induration (greater than 24 mm) or Grade 2-4 nodules/cysts (greater than 20 mm). One device-related serious adverse event (hematoma) was observed during the first week of dosing with the B2000.

To view the presentation abstract, please visit www.icaac.org.

More About FUZEON and the B2000 Device

Presentations at scientific conferences, including data from WAND and an independently-conducted Medical Usage Evaluation program, have reported on more than 700 patients who have used the B2000 device for delivery of FUZEON for at least four weeks. Varying data collection methods to characterize injection site reactions and other adverse events were used in these studies.

Facts About FUZEON

Administered via one 90 mg injection twice-daily, FUZEON is the first and only fusion inhibitor for the treatment of HIV. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON. FUZEON was granted accelerated approval by the U.S. Food and Drug Administration (FDA) in March 2003 on the basis of 24-week data, and was granted traditional (full) approval on Oct. 15, 2004 on the basis of long-term 48-week data.

FUZEON is indicated for use in combination with other antiretroviral agents for the treatment of HIV in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy.

Injection Site Reactions (ISRs): ISRs are the most common adverse events associated with FUZEON. ISRs occurred in 98% of patients studied and 4% discontinued FUZEON due to ISRs. Signs/symptoms may include pain and discomfort, hardened skin, redness, bumps, itching and swelling. Eleven percent of patients had local reactions that required analgesics or limited usual activities. Incidences of nerve pain, bruising and bleeding to the muscle in a hemophiliac patient, and hematomas have been reported with use of the Biojector 2000 needle-free device for administration of FUZEON.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Systemic hypersensitivity reactions have been associated with FUZEON therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving FUZEON include primary immune complex reaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Other Adverse Events: The events most frequently reported in patients receiving FUZEON plus an optimized background regimen were diarrhea (32%), nausea (23%) and fatigue (20%). These events were seen at a lower incidence in patients taking a FUZEON-based regimen compared to those receiving an optimized background regimen without FUZEON when taking into account the uneven number of patients in each arm and the length of time they are in that arm. As measured in number per 100 patient years, the incidence was: diarrhea (38 per 100 patient-years in subjects receiving FUZEON-based regimens vs. 73 per 100 patient-years in patients who did not receive FUZEON), nausea (27 vs. 50, respectively) and fatigue (24 vs. 38, respectively).

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for more than 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV. Roche and Trimeris are working together to discover, develop and commercialize the next generation of HIV fusion inhibitors.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. pharmaceuticals headquarters of the Roche Group, one of the world's leading research-oriented healthcare groups with core businesses in pharmaceuticals and diagnostics. For more than 100 years, the Roche Group has been committed to developing innovative products and services that address prevention, diagnosis and treatment of diseases, thus enhancing people's health and quality of life. An employer of choice, in 2005, Roche was named one of Fortune magazine's Best Companies to Work For in America, ranked as the No. 3 Best Company to Work For in NJ (NJ Biz magazine), the No. 1 Company to Sell For (Selling Power) and one of AARP's Top Companies for Older Workers. For additional information about the U.S. pharmaceuticals business, visit our websites: http://www.rocheusa.com or www.roche.us.

About Trimeris, Inc.

Trimeris, Inc. (NASDAQ: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company's Web site at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 10, 2006 and its periodic reports filed with the SEC.

SOURCE: Roche and Trimeris, Inc.

Roche
Mike Nelson, 973-562-2409
mike.nelson@roche.com

or

Trimeris, Inc.
Walter Capone, 919-419-6050
wcapone@trimeris.com

or

MS&L
Robyn Meyer, 212-468-4200
robyn.meyer@mslpr.com